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Exhibit 99.5

        BLUEWATER FINANCE LIMITED

LETTER TO CLIENTS

relating to

TENDER OF UNREGISTERED
10 1/4% SENIOR NOTES DUE 2012
FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS
BY AURELIA ENERGY N.V. AND ITS SUBSIDIARIES

IN EXCHANGE FOR REGISTERED
10 1/4% SENIOR NOTES DUE 2012
FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS
BY AURELIA ENERGY N.V. AND ITS SUBSIDIARIES

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [    •    ], 2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

        We are enclosing herewith a Prospectus, dated [    •    ], 2003, of Bluewater Finance Limited, an exempted company organized under the laws of the Cayman Islands (the "Company"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute the offer (the "Exchange Offer") by the Company to exchange its registered 10 1/4% Senior Notes due 2012 (the "Exchange Notes "), fully and unconditionally guaranteed on a senior subordinated basis by Aurelia Energy N.V. and its subsidiaries, which Exchange Notes and senior subordinated guarantees thereof have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding unregistered 10 1/4% Senior Notes due 2012 (the "Outstanding Notes"), fully and unconditionally guaranteed on a senior subordinated basis by Aurelia Energy N.V. and its subsidiaries, upon the terms and subject to the conditions set forth in the Exchange Offer.

        The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

        We are the holder of record of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Outstanding Notes.

Very truly yours,

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  Exhibit 99.5
LETTER TO CLIENTS